                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                          ALZA CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   [ALZA LOGO]
                                ALZA CORPORATION
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD MAY 23, 1996 AT 1:00 PM

To the Stockholders of ALZA Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 950 Page Mill Road, Palo Alto, California, on Thursday, May 23, 1996 at 1:00 pm, for the following purposes:

    1. To elect three Class III directors to hold office for a term ending in 1999 and until their successors are elected;

    2. To consider and act upon a stockholder proposal if presented at the meeting;

    3. To ratify the appointment of Ernst & Young LLP as ALZA's independent auditors for the fiscal year ended December 31, 1996; and

    4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

    Only holders of record of ALZA's Common Stock at the close of business on March 25, 1996 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN
                                          SECRETARY
Palo Alto, California
April 1, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                                ALZA CORPORATION
                                PROXY STATEMENT
                             ---------------------

To the Stockholders of ALZA Corporation:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA" or the "Company"), a Delaware corporation, for use at ALZA's 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 1:00 pm on Thursday, May 23, 1996 at ALZA's headquarters located at 950 Page Mill Road, Palo Alto, California 94304; telephone number (415) 494-5000.

    Only holders of record of ALZA's Common Stock as of the close of business on March 25, 1996 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 84,147,560 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

    Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about April 1, 1996. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

    ALZA's Certificate of Incorporation provides for three classes of directors:
Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class III directors are to be elected at the 1996 annual meeting, Class I directors are to be elected at the 1997 annual meeting and Class II directors are to be elected at the 1998 annual meeting.

NOMINEES

    There currently are four Class III directors, three of whom will be standing for re-election. Mr. Rudolph Peterson, a director of ALZA since 1969, has decided to retire from active status as a director, effective as of the date of the Annual Meeting. Mr. Peterson will continue to provide advice to the Board from time to time as a consultant. Mr. Martin Gerstel, a Class I director and ALZA's former Chief Executive Officer, has also decided to retire from active status as a director, effective as of the date of the Annual Meeting. Mr. Gerstel will continue as a part-time employee of ALZA, undertaking special projects as requested by the Chief Executive Officer. As a result of the retirement of Mr. Gerstel and Mr. Peterson, ALZA's Nominating Committee is actively engaged in efforts to identify and recruit additional qualified directors for the Company.

    On February 15, 1996, the Board of Directors voted to amend ALZA's Bylaws, effective as of the date of the Annual Meeting, to decrease the number of directors constituting the Board from nine to seven directors to reflect the retirement of Messrs. Gerstel and Peterson. As a result of this amendment, three Class III directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 1999 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. The nominees for election at the Annual Meeting are Dr. Ernest Mario, Mr. Isaac Stein and Dr. Alejandro Zaffaroni.

    Each of the nominees presently is a director of ALZA. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first, second and third highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

    The following table provides the names of the nominees for election as directors and each other director and indicates the periods during which such persons have served as directors of ALZA.

                                                                                               DIRECTOR
                                                                                             CONTINUOUSLY
NAME AND POSITIONS WITH ALZA IN ADDITION TO DIRECTOR                                             SINCE
- ------------------------------------------------------------------------------------------  ---------------
NOMINEES (CLASS III DIRECTORS)

Dr. Ernest Mario..........................................................................          1993
  Co-Chairman and Chief Executive Officer
Isaac Stein...............................................................................          1987
Dr. Alejandro Zaffaroni...................................................................          1968
  Co-Chairman and Founder

INCUMBENTS

CLASS I DIRECTORS
William G. Davis..........................................................................          1989
Julian N. Stern...........................................................................          1982
  Secretary

CLASS II DIRECTORS
Dr. Robert J. Glaser......................................................................          1987
Dean O. Morton............................................................................          1987

RETIRING DIRECTORS
Martin S. Gerstel.........................................................................          1980
Rudolph A. Peterson.......................................................................          1969

BUSINESS EXPERIENCE OF DIRECTORS

    NOMINEES (CLASS III DIRECTORS)

    Dr. Ernest Mario, 57, is the Co-Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc., from 1986 to 1988. Prior to joining Glaxo, Dr. Mario had held various executive positions at Squibb Corporation and served as a director of that company. Dr. Mario is also a director of COR Therapeutics, Inc., a biotechnology company, and Pharmaceutical Product Development, Inc., a contract clinical research organization.

    Isaac Stein, 49, has been President of Waverley Associates, Inc., a private investment firm, since 1983. Mr. Stein served as Chairman of the Board of Esprit de Corp from June 1990 to December 1992. Mr. Stein is also a trustee of the Benham Group of Mutual Funds and a director of Raychem Corporation.

    Dr. Alejandro Zaffaroni, 73, the founder of ALZA, has been Chairman of the Board of ALZA since 1982 and Co-Chairman since 1987. He was ALZA's Chief Executive Officer from 1968 until 1987. He was President of ALZA from its inception in 1968 until 1982. From 1988 to March 1995, Dr. Zaffaroni was also the Chairman and Chief Executive Officer of Affymax N.V., a drug discovery company. He currently spends 50% of his time on the affairs of ALZA.

    INCUMBENTS

    CLASS I DIRECTORS

    William G. Davis, 64, is an independent business consultant. Prior to his retirement from Eli Lilly & Company in 1984, Mr. Davis held various senior executive positions during his 27-year tenure with that company. Mr. Davis is a director of Collagen Corporation, Endosonics Corporation and Target Therapeutics, Inc.

    Julian N. Stern, 71, has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller, Ehrman, White & McAuliffe.

    CLASS II DIRECTORS

    Dr. Robert J. Glaser, 77, has been the Director for Medical Science of the Lucille P. Markey Charitable Trust, a philanthropic foundation supporting basic biomedical research, since 1984, and a trustee since 1988. Prior to that time he was President, Chief Executive Officer and a trustee of the Henry J. Kaiser
Family Foundation. Dr. Glaser is a director of Nellcor Puritan Bennett Incorporated and Hanger Orthopedic Group, Inc. In 1991, Dr. Glaser retired as a director of Hewlett-Packard Company after serving since 1971.

    Dean O. Morton, 64, retired in October 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he held various positions since 1960. Mr. Morton is a director of Raychem Corporation, The Clorox Company, Centigram Communications Corporation and Tencor Instruments. He is a trustee of the Metropolitan Series Funds, Metlife Portfolios and State Street Research Funds.

    RETIRING DIRECTORS

    Rudolph A.  Peterson,  91, is  the  President and  Chief  Executive  Officer
(retired) and honorary director of Bank of America Corporation and Bank of America N.T. & S.A. and the Administrator (retired) of the United Nations Development Programme.

    Martin S. Gerstel, 54, retired in August 1993 as ALZA's Co-Chairman and Chief Executive Officer, having served in such capacity since 1987, and as ALZA's Chief Financial Officer, having served in such capacity since 1968. Mr. Gerstel served as ALZA's President from 1982 until 1987 and its Chief Operating Officer from 1980 to 1987. Mr. Gerstel is a director of TEVA Pharmaceutical Industries of Israel.

MEETINGS AND COMMITTEES OF THE BOARD

    There were five meetings of the full Board during fiscal 1995. The Board currently has three standing committees, the Compensation and Benefits Committee, the Finance and Audit Committee and the Nominating Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser (Chairman) and Messrs. Morton and Stein. The Compensation and Benefits Committee, which met six times during fiscal 1995, approves all of ALZA's compensation plans, including the awarding of options under ALZA's stock plan and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met five times during fiscal 1995, consults with ALZA's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's general accounting controls. The current members of the Finance and Audit Committee are Messrs. Morton (Chairman), Peterson (retiring), Stern, Davis and Stein.

    In 1995, the Board appointed a Nominating Committee, the members of which are Messrs. Stein (Chairman), Davis and Morton and Dr. Glaser. The Nominating Committee, which met two times during fiscal 1995, searches for qualified persons to serve as directors of the Company. As a result of the announced retirement of Messrs. Peterson and Gerstel, the Nominating Committee is increasing its efforts to identify and recruit additional qualified directors. ALZA's Bylaws provide that stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary at least sixty days in advance of the stockholders' meeting or ten days after notice of the meeting is first given to stockholders, whichever is later. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

    During 1995, each director attended at least 75% of the meetings of the full Board and the committees of the Board on which he served.

    Each director who is not an employee of ALZA receives an annual retainer fee of $20,000 plus $1,000 for each meeting day of the Board and $750 for each regular meeting of any standing committee, or other committee formed by the Board from time to time, on which the director serves and $500 for each special meeting of any committee on which the director serves (except for chairmen of the committees, who receive $1,250 for each meeting day of their respective committees). In addition, each director who is not an employee of ALZA receives a fee of $350 for each teleconference meeting of the Board or of any committee lasting more than one hour. ALZA's Secretary receives a fee for attending meetings of the Compensation and Benefits Committee equal to the fee paid to the directors who serve on that committee. ALZA's non-employee directors receive options to purchase Common Stock pursuant to the automatic grant provisions of ALZA's Amended and Restated Stock Plan.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Ernest Mario, ALZA's Chief Executive Officer, and each of ALZA's other four most highly compensated executive officers who were serving as executive officers as of December 31, 1995 (the "Named Executive Officers").

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                           ANNUAL COMPENSATION                 AWARDS
                                               -------------------------------------------  -------------
                                                                               OTHER         SECURITIES
                                                                               ANNUAL        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITIONS          YEAR     SALARY (1)   BONUS (1)(2)  COMPENSATION (3)   OPTIONS (4)   COMPENSATION (5)
- ----------------------------------  ---------  -----------  ------------  ----------------  -------------  ----------------
Dr. Ernest Mario (6)..............       1995  $   570,840   $  100,000      $   --               75,000     $     62,825
 Co-Chairman and                         1994      541,667       --              68,316           75,000           31,864
 Chief Executive Officer                 1993      250,000       25,000          --              750,000            6,063
Dr. Alejandro Zaffaroni (6).......       1995      252,756       50,000          --              --               209,969
 Co-Chairman                             1994      245,835       --              --              --               177,284
 and Founder                             1993      222,917       15,000          --              --               148,695
Dr. Felix Theeuwes................       1995      331,680       70,000          --               60,000           96,487
 President, Research                     1994      287,498       30,000          --               75,000           80,337
 and Development                         1993      246,834       20,000          --               25,000           85,335
 Chief Scientist
Dr. Samuel R. Saks................       1995      291,674       70,000          --               45,000            6,360
 Senior Vice President,                  1994      260,334       40,000          --               60,000            5,905
 Medical Affairs
Peter D. Staple (6)...............       1995      232,500       50,000          91,643           40,000            8,165
 Vice President and                      1994      184,461       25,000           5,000           60,000          --
 General Counsel

- ------------------------
(1) Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan.

(2) Bonuses consist of amounts paid under ALZA's PACE bonus program (or the predecessor Executive Incentive Plan, which has been discontinued).

(3) Amount shown for Dr. Mario consists of relocation expenses incurred and paid in 1994. Amount shown for Mr. Staple in 1995 consists of $78,156 of relocation expenses reimbursed and $13,487 of mortgage differential paid in 1995. Amount shown for Mr. Staple in 1994 consists of amounts paid in connection with the commencement of his employment with ALZA.

(4) The options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of an employee's relationship with ALZA. Of the options granted to Dr. Mario, one option for 75,000 shares is fully exercisable on August 10, 1998, the other option for 75,000 shares is fully exercisable on November 29, 1997 and the option for 750,000 shares is exercisable in six equal annual installments commencing on August 10, 1994. Of the options granted to Dr. Theeuwes, an option for 30,000 shares is fully exercisable on October 13, 1998, another option for 30,000 shares is fully exercisable on August 10, 1998, the option for 75,000 shares is fully exercisable on June 6, 1997 and the option for 25,000 shares is fully exercisable on August 10, 1996. Of the options granted to Dr. Saks, an option for 20,000 shares is fully exercisable on October 13, 1998, an option for 25,000 shares is fully exercisable on August 10, 1998 and the option for 60,000 shares is fully exercisable on June 6, 1997. Of the options granted to Mr. Staple, an option for 30,000 shares is fully exercisable on October 13, 1998, an option for 10,000 shares is fully exercisable on August 10, 1998 and the option for 60,000 shares is fully exercisable in three equal annual installments commencing on February 9, 1995. All options were granted at fair market value on the date of grant. In the event that certain change in control events were to occur, all such options would become immediately exercisable, except options granted in October 1995 (which become exercisable in October 1998), which options generally provide for acceleration of vesting only if the option holder's employment with the Company is terminated (other than for "cause") within two years after a change of control. The option exercise price may be paid, subject to certain conditions, by delivery of already owned shares or with the proceeds from the sale of the option shares. The tax withholding obligations related to the exercise may be paid, subject to certain conditions, by delivery of already-owned shares or by offset of the shares issuable upon exercise of the option. Under the terms of ALZA's Amended and Restated Stock Plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to reprice options and to otherwise modify the terms (including the exercise price and vesting dates) of outstanding options.

(5) Amounts shown for the fiscal year ended December 31, 1995 consist of: (i) amounts contributed by ALZA to the employees' accounts under ALZA's Retirement Plan as follows: $16,227 for Dr. Theeuwes, $6,293 for Dr. Saks and $7,709 for Mr. Staple, and (ii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participants under ALZA's Executive Deferral Plans. Such reportable interest for 1995 totaled $62,825 for Dr. Mario, $209,969 for Dr. Zaffaroni, $80,260 for Dr. Theeuwes, $67 for Dr. Saks and $456 for Mr. Staple.

(6) Dr. Mario joined ALZA in August 1993. Mr. Staple joined ALZA in March 1994. Dr. Zaffaroni devoted 50% of his time to the affairs of ALZA during the years shown.

                               1995 OPTION GRANTS

    The following table sets forth information relating to options granted in 1995 to the Named Executive Officers. In addition, in accordance with the rules of the Securities and Exchange Commission, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term.

                                                       INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE AT
                                     -----------------------------------------------------    ASSUMED ANNUAL RATES OF STOCK
                                      NUMBER OF     PERCENT OF                                PRICE APPRECIATION FOR OPTION
                                     SECURITIES    TOTAL OPTIONS                                        TERM (1)
                                     UNDERLYING     GRANTED TO      EXERCISE                 -------------------------------
                                       OPTIONS     EMPLOYEES IN    PRICE PER    EXPIRATION   0% PER     5% PER     10% PER
NAME                                 GRANTED (2)    FISCAL YEAR    SHARE (3)       DATE       YEAR       YEAR        YEAR
- -----------------------------------  -----------   -------------   ----------   ----------   ------   ----------  ----------
Dr. Ernest Mario...................    75,000          4.16%         $24.75        8/10/05    --      $1,167,750  $2,958,750
Dr. Alejandro Zaffaroni............     --            --              --            --        --          --          --
Dr. Felix Theeuwes.................    30,000          3.33           24.75        8/10/05    --         467,100   1,183,500
                                       30,000                         23.00       10/13/05    --         433,800   1,099,800
Dr. Samuel R. Saks.................    25,000          2.49           24.75        8/10/05    --         389,250     986,250
                                       20,000                         23.00       10/13/05    --         289,200     733,200
Peter D. Staple....................    10,000          2.22           24.75        8/10/05    --         155,700     394,500
                                       30,000                         23.00       10/13/05    --         433,800   1,099,800

- ------------------------
(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of ALZA Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.

(2) For a description of the material terms of the options, see footnote 4 of the Summary Compensation Table.

(3) Options were granted at an exercise price equal to the fair market value of ALZA Common Stock, as determined by reference to the average of the high and low price reported on the New York Stock Exchange on the date of grant.

       1995 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth with respect to the Named Executive Officers certain information relating to options exercised during fiscal 1995.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                   SHARES                  OPTIONS AT FISCAL YEAR-END     FISCAL YEAR-END (2)
                                 ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                              EXERCISE    REALIZED (1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Dr. Ernest Mario...............      10,000    $  (1,250)     230,000        650,000   $   977,500  $   2,518,750
Dr. Alejandro Zaffaroni........      --           --           --            --            --            --
Dr. Felix Theeuwes.............      --           --           52,000        174,000       --             151,250
Dr. Samuel R. Saks.............      --           --           15,000        135,000       --             115,000
Peter D. Staple................      --           --           20,000         80,000        10,000         65,000

- ------------------------
(1) Market value of ALZA Common Stock based on the closing sales price as reported on the composite tape at the exercise date minus the exercise price.

(2) Market value of ALZA Common Stock at fiscal year-end based on the closing sales price as reported on the composite tape on December 29, 1995 ($24 1/2) minus the exercise price of "in-the-money" options. At March 1, 1996, the closing sales price of ALZA Common Stock was $33 5/8.

                          CERTAIN EXECUTIVE AGREEMENTS

    ALZA has entered into agreements (each an "Executive Agreement") with each of its eight executive officers, other than Dr. Mario and Dr. Zaffaroni, pursuant to which certain severance payments would be made in the event of the executive's termination, other than for cause, following a "change in control" of ALZA (as defined in the Executive Agreement).

    If the executive's employment were terminated by ALZA during the two-year period following a change in control (the "Severance Period") without "cause" or by the executive for "good reason" (as defined in the Executive Agreement), the executive would be entitled to receive a lump sum cash severance payment equal to two times the sum of his salary and bonus paid or accrued in the 12 months immediately preceding his termination. (Such amount would be reduced, on a monthly basis, if the termination occurred more than one year after the change in control.) In addition to the severance payments, the executive would be entitled to a pro rata portion of all bonuses and awards relating to periods that have not been completed as of the termination date and a lump sum cash amount equal to the difference, if any, between the value of the benefits he would have received under the Company's retirement, pension or deferred compensation arrangements had he been fully vested under such arrangements, and the benefits he is otherwise entitled to receive under such arrangements at the time of termination. The executive would also receive medical and dental benefits for up to two years. All outstanding options would become fully exercisable (to the extent they have not previously become exercisable), and the executive would be entitled to a cash-out of all options.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Dr. Glaser (Chairman) and Messrs. Morton and Stein, each of whom is a non-employee director of ALZA. In determining compensation policies, the Committee has access to compensation surveys for regional high technology companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information. The Committee also consults with ALZA's Senior Director of Compensation and Benefits. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1995 as they affected the company's Chief Executive Officer and the company's other executive officers.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

    ALZA's compensation policies affecting its executive officers are designed to provide targeted total compensation levels that are competitive with those of regional high technology companies and national pharmaceutical companies, in order to assist the company in attracting and retaining qualified executives. The Committee believes that ALZA's compensation structure has historically been at the low end of pharmaceutical companies with respect to salary and bonus payable to its executive officers generally, and to its Chief Executive Officer in particular. The S&P Drugs Index, the industry group included for comparison in "Performance Graphs" below, consists of large national pharmaceutical companies, which have been used as a reference in setting salaries of ALZA's executives.

    ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the achievements and contributions to the company during the year by each individual executive officer and the operational areas of the company for which he is responsible. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, executives in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

    In determining the compensation to be paid to ALZA's executive officers, the Committee employs compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value; (ii) support a performance-oriented environment that rewards achievement of internal company objectives; (iii) recognize company performance compared to performance levels of comparable companies; and (iv) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options, which provide longer term incentives.

    The key components of executive officer compensation at ALZA are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting the company's financial and strategic objectives and comparison to similar positions in the company and comparable companies; (ii) cash bonus awards, which are based on the performance of the executive, the performance of his or her operational groups, and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives; and (iii) stock option grants, which are intended to align the executive officers' interests in the company's long-term success with the interests of the company's stockholders, as measured by changes over time in the company's stock trading price.

    Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with ALZA's stockholders. The size of individual awards take into account the executive officer's salary, the number and vesting schedule of outstanding options held by the officer and past contributions to ALZA. No one factor is given special weight, but all are part of an overall assessment.

    The compensation to be paid to any particular executive has not been based on any particular mathematical formula. Rather, the Committee reviews objectives, accomplishments, performance (including that indicated in the company's peer evaluation process) and compensation as a whole for each executive (and all executives) and makes appropriate compensation determinations in the exercise of its business judgment.

RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION PLANS

    The executive officers' compensation during 1995 comprised the following elements: (i) base salary; (ii) cash bonuses based on a combination of overall company and individual performance during the year; and (iii) grant of stock options. Both base compensation and cash bonus take into consideration the achievement by ALZA of the financial and strategic objectives described below established by the Board of Directors for the company at the beginning of the year, and the individual's (and his or her operating groups') contribution toward achieving those objectives. The option grant takes into account the executive's respective number and vesting schedule of outstanding options, salary and contributions to the company.

    ALZA's corporate performance measurements focus on both financial and strategic objectives. During 1995, ALZA achieved the strategic objectives set by its Board of Directors, which related to the following general areas:

    - extending ALZA's technological leadership position in drug delivery;

    - sustaining 1994 levels of ALZA's product development business with other pharmaceutical companies;

    - increasing ALZA's direct commercialization activities;

    - obtaining increased royalties and fees as compared with 1994;

    - accelerating  development   of   products   with   Therapeutic   Discovery
      Corporation; and

    - increasing earnings per share significantly over 1994.

OTHER COMPENSATION PLANS

    ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to an individual executive officer. During 1995, these plans included an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase up to $25,000 of ALZA's Common Stock at a price equal to 85 percent of its fair market value, and the contribution by ALZA for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Dr. Ernest Mario, ALZA's Chief Executive Officer, received an increase of 5% in salary for 1995 over his 1994 salary, for a total annual salary of $570,840. He also was granted an option to purchase 75,000 shares of Common Stock, vesting after three years and expiring in 2005. The exercise price of the option is $24.75, the fair market value of the Common Stock on the date the option was granted. The Committee believes that Dr. Mario's salary is on the low end of salaries for chief executive officers of other technology-based companies of similar size and in the same geographic region as ALZA, as well as for chief executives of pharmaceutical companies on a nationwide basis. In 1995, Dr. Mario provided strong leadership to the company in its achievement of its strategic and financial objectives for the year and in progressing toward meeting ALZA's long-term objectives, and accordingly was awarded a bonus of $100,000.

POLICY ON DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board of Directors has approved a limit of 200,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Amended and Restated Stock Plan in any one-year period, and a limit of 750,000 as the maximum number of shares as to which options may be granted in connection with an offer of employment. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. ALZA believes that all of its compensation paid to date meets the requirements for deductibility. In general, the Committee will consider the deductibility limits of Section 162(m) in determining executive compensation.

                      COMPENSATION AND BENEFITS COMMITTEE

                         Dr. Robert J. Glaser, Chairman
                                 Dean O. Morton
                                  Isaac Stein

                               PERFORMANCE GRAPHS

FIVE-YEAR TOTAL RETURN

    The rules of the Securities and Exchange Commission require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard index or an index of peer companies selected by ALZA for the five years ending December 31, 1995. ALZA has elected to use the S&P Drugs Index for purposes of the performance comparison which appears below. The past performance of ALZA's Common Stock is no indication of future performance.

    The graph has been prepared to give effect to the distribution to ALZA stockholders on June 11, 1993 of units (the "Units"), each Unit consisting of one share of Class A Common Stock of Therapeutic Discovery Corporation ("TDC") and one warrant to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time commencing on the earlier of June 11, 1996 or the date ALZA exercises its purchase option with respect to all outstanding Class A Common Stock of TDC and expiring on December 31, 1999. Each holder of Common Stock of ALZA received one Unit for every ten shares of Common Stock held on May 28, 1993, the record date for the distribution. The graph below assumes that the one-tenth of one Unit received in respect of one share of ALZA Common Stock was sold on the distribution date (June 11, 1993) at the closing sale price of the Units on such date ($6.25 per full Unit) and the proceeds thereof immediately applied toward the purchase of 0.0239 shares of ALZA's Common Stock at a price based on the closing sales price of the Common Stock on such date ($26.125).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG ALZA, THE S&P 500 AND THE S&P DRUGS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ALZA      S&P DRUGS    S&P 500
1990         $100.00      $100.00    $100.00
1991          193.12       164.78     130.47
1992          184.77       132.09     140.41
1993          113.71       120.88     154.57
1994           72.45       140.73     156.61
1995           98.62       241.32     215.46

The S&P Drugs Index includes the following: Eli Lilly, Schering-Plough, Merck, Syntex (through 6/6/94), Pfizer, Upjohn (through 11/2/95) and Pharmacia & Upjohn, Inc. (effective 11/3/95).

TEN-YEAR TOTAL RETURN

    The following graph compares the cumulative stockholder returns on ALZA's Common Stock with the cumulative total return of the S&P 500 Index and the S&P Drugs Index for the ten years ending December 31, 1995. ALZA has presented ten-year data to provide a longer term perspective which is consistent with the timeframe for ALZA's business of developing, manufacturing and commercializing pharmaceutical products. The graph below has been prepared in accordance with the same assumptions used for the five-year graph above. In addition, the ten-year graph below has been prepared to give effect to a subscription offering, completed in 1988, to ALZA stockholders. Each ALZA stockholder of record on November 18, 1988 received one right for each share of ALZA Common Stock held. The graph below assumes that one subscription right was sold on the first day of such offering (November 22, 1988) at the price of the rights on such date ($0.50), and the proceeds thereof immediately applied toward the purchase of 0.0423 shares of ALZA's Common Stock at a price based on the closing sales price of ALZA's Common Stock on such date ($11.81). The past performance of ALZA's Common Stock is no indication of future performance.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                AMONG ALZA, THE S&P 500 AND THE S&P DRUGS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ALZA      S&P DRUGS    S&P 500
1985         $100.00      $100.00    $100.00
1986          121.14       138.27     118.56
1987          174.80       153.12     124.81
1988          151.69       178.23     145.30
1989          297.44       266.90     191.35
1990          344.90       305.07     185.40
1991          666.07       502.69     241.89
1992          637.26       402.96     260.32
1993          391.83       368.76     286.56
1994          249.66       429.32     290.35
1995          339.81       736.20     399.46

The S&P Drugs Index includes the following: Eli Lilly, Schering-Plough, Merck, Syntex (through 6/6/94), Pfizer, Upjohn (through 11/2/95) and Pharmacia & Upjohn, Inc. (effective 11/3/95).

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth beneficial ownership of ALZA's Common Stock as of March 1, 1996 (except as otherwise noted) (i) by each person, entity or "group" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers, and (iii) by all executive officers and directors as a group. Except as described below, each person has sole voting and dispositive power with respect to the Common Stock described in the table.

                                                                     AMOUNT AND NATURE OF
                                                                          BENEFICIAL           PERCENT OF
NAME                                                                   OWNERSHIP (1)(2)         CLASS (3)
- -----------------------------------------------------------------  -------------------------  -------------
J.P. Morgan & Co. Incorporated ..................................            6,365,020                7.6%
 and its subsidiaries
 60 Wall Street
 New York, NY (4)
Brinson Partners, Inc. ..........................................            4,655,250                5.5
 and affiliated entities
 209 South LaSalle
 Chicago, IL (5)
William G. Davis.................................................               42,000             --
Martin S. Gerstel................................................              298,700             --
Dr. Robert J. Glaser.............................................               18,884             --
Dr. Ernest Mario.................................................              260,000             --
Dean O. Morton...................................................               18,000             --
Rudolph A. Peterson..............................................               47,163             --
Dr. Samuel R. Saks...............................................               15,000             --
Peter D. Staple..................................................               40,377             --
Isaac Stein......................................................               23,608             --
Julian N. Stern..................................................              131,679             --
Dr. Felix Theeuwes...............................................              236,773             --
Dr. Alejandro Zaffaroni..........................................              954,600                1.1
All Executive Officers and Directors as a group (17 persons).....            2,323,726                2.7

- ------------------------
(1) Includes outstanding stock options, exercisable on or before April 30, 1996, to purchase the number of shares of ALZA Common Stock as follows: 40,000 for Mr. Davis; 115,000 for Mr. Gerstel; 8,000 for Dr. Glaser; 230,000 for Dr. Mario; 8,000 for Mr. Morton; 17,000 for Mr. Peterson; 15,000 for Dr. Saks; 40,000 for Mr. Staple; 12,000 for Mr. Stein; 24,000 for Mr. Stern; 56,000 for Dr. Theeuwes; and 676,100 for all executive officers and directors as a group.

(2) Excludes shares covered by outstanding warrants, each to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time commencing on the earlier of June 11, 1996 or the date ALZA exercises its purchase option with respect to all outstanding Class A Common Stock of TDC and expiring on December 31, 1999.

(3) Percentages are not shown if holdings total less than 1% of total outstanding shares.

(4) Information is as of December 29, 1995 as provided by the holder in Amendment No. 13 to its Schedule 13G dated December 29, 1995 and filed with the Securities and Exchange Commission. As to such shares, the holder has provided the following information: sole voting power -- 3,266,896 shares; shared voting power -- 81,397 shares; sole dispositive power -- 6,174,922 shares; and shared dispositive power -- 108,497 shares.

(5) Information is  as of  February 9,  1996 as provided  by the  holder in  its
    Schedule 13G dated February 9, 1996 and filed with the Securities and Exchange Commission. The holder has shared voting and dispositive power with respect to all shares.

                              CERTAIN TRANSACTIONS

    In October 1995, Mr. Adrian Gerber, ALZA's Executive Vice President, Commercial Development, retired from employment with ALZA. In connection with his retirement, ALZA made a lump sum payment of approximately $48,000 to Mr. Gerber. ALZA paid medical and dental insurance premiums for Mr. Gerber through March 1996. Mr. Gerber is providing consulting services to ALZA, for which he was paid $64,500 for 1995. Upon completion of six months of such services, and achievement of specified goals in connection therewith, Mr. Gerber's principal and accrued interest on his loan from the Company ($113,892 of principal and accrued interest as of December 31, 1995) will be forgiven. The loan was made in connection with Mr. Gerber's relocation to California when he accepted employment with ALZA in 1990. During 1995, ALZA paid Mr. Gerber a mortgage differential of $7,088 as provided for in his employment arrangement with ALZA. In connection with Mr. Gerber's retirement, the vesting date of his outstanding stock options was accelerated.

    In September 1995, ALZA made a loan to Bruce C. Cozadd, its Vice President and Chief Financial Officer, in the principal amount of $86,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.04% per annum and is payable in full in September 2000. On December 31, 1995, the outstanding principal and accrued interest on the loan totaled $87,537. Repayment of the loan is secured by a second deed of trust on Mr. Cozadd's residence.

    In July 1995, ALZA made a loan to Peter D. Staple, its Vice President and General Counsel, in the principal amount of $88,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.28% and is payable in full in July 2000. On December 31, 1995, the outstanding principal on the loan totaled $88,000 and all accrued interest had been paid. Repayment of the loan is secured by a second deed of trust on Mr. Staple's residence.

                              STOCKHOLDER PROPOSAL

    Mr. William Steiner, 4 Radcliff Drive, Great Neck, NY 11024, owner of 350 shares of Common Stock, has given notice that he, or his representative, will present the resolution set forth below at the Annual Meeting. For the reasons set forth below, ALZA's Board of Directors recommends a vote "AGAINST" this proposal. The text of Mr. Steiner's proposal is as follows:

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

    "SUPPORTING STATEMENT: The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    "I urge your support, vote for this resolution."

COMMENT AND RECOMMENDATION BY BOARD

    ALZA'S BOARD OF DIRECTORS OPPOSES THE STOCKHOLDER PROPOSAL. The Board believes that the success of the Company in producing stockholder value, as reflected in capital appreciation, requires long-term strategic planning as well as careful and consistent application of the Company's financial and other resources. A classified Board helps provide continuity in direction by ensuring that a majority of the Board at any given time would have prior experience as directors of the Company. An abrupt change of control could be disruptive to the Company in achieving its long-term strategic goals and might deprive stockholders of the opportunity to realize the full value of their investment.

    A classified Board enhances the ability of the Company's Board to evaluate and respond to takeover attempts in a manner which maximizes stockholder value. In the particular case of a research-based company like the Company where product development often requires many years, market price at a given time may not be an accurate measure of the Company's intrinsic value. Accordingly, ALZA could be vulnerable to unfair and abusive takeover tactics, and an unsolicited proposal to acquire or restructure the Company that is not negotiated with a classified Board could result in a price which is not indicative of the Company's true value.

    The Board does not believe that a classified board limits management's accountability and responsiveness to the Company's stockholders. The stockholders retain their ability to replace incumbent directors or to propose alternate nominees for the class of directors to be elected at an annual meeting. By altering the composition of the Board, the stockholders can properly and effectively express their views with respect to, and thus influence, the Company's policies. The Board believes that incumbent directors who continue in office will be aware of and influenced by any such stockholder action.

    Under the corporation law of the state of Delaware, where ALZA is incorporated, the Company's Certificate of Incorporation must be amended in order to declassify the Board of Directors. Such an amendment to the Company's Certificate of Incorporation contemplated by this proposal must either (i) be approved by 75% of the members of the Board of Directors, or (ii) be submitted to the stockholders for a vote, and approved by the holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote in an election of directors. The Board of Directors is opposed to such an amendment. The stockholder proposal is merely a recommendation that the Board take certain actions, and not a proposal to amend the Certificate of Incorporation. Therefore, a vote in favor of the proposal is only an advisory recommendation to the Board to submit an amendment to the Certificate of Incorporation to a vote of the stockholders.

BOARD RECOMMENDATION AND VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE STOCKHOLDER PROPOSAL. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to a vote at the meeting is required to approve the proposal. Proxies received will be voted "AGAINST" the stockholder proposal unless marked to the contrary.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent auditors to audit the financial statements of ALZA for the year ending December 31, 1996. Ernst & Young LLP (and its predecessor company) has acted as ALZA's auditor since ALZA's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

    ALZA's Annual Report to Stockholders for the year ended December 31, 1995, containing the audited consolidated balance sheets as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    ALZA received a stockholder proposal for this Proxy Statement from the Carpenters Pension Fund which recommended changes in the provisions of the Company's Certificate of Incorporation concerning the issue of directors' personal liability and indemnification. After discussions between the Company and the stockholder, the stockholder has withdrawn the proposal and the Company has agreed to study the issue further and discuss it with the stockholder in the future.

    ALZA will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the Securities and Exchange Commission and the procedures set forth in ALZA's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1997, that proposal must be received in writing by the Secretary of ALZA no later than December 2, 1996.

                                 OTHER MATTERS

    The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                                          By Order of the Board of Directors,
                                          JULIAN N. STERN
                                          SECRETARY
Palo Alto, California
April 1, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND MAILING.

                               DETACH HERE


                                  PROXY


                            ALZA CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) JULIAN N. STERN, PETER D. STAPLE and BRUCE C. COZADD, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of ALZA CORPORATION to be held on May 23, 1996 and at any adjournments and postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                    CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                SEE REVERSE
                                    SIDE

                               DETACH HERE

      Please mark
/ X / votes as in
      this example.
- -----------------------------------------------------------------------
      THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS
                   A VOTE "FOR" PROPOSALS 1 AND 2:
- -----------------------------------------------------------------------
1. To Elect as Class III Directors:
NOMINEES: Dr. Ernest Mario, Isaac Stein and
          Dr. Alejandro Zaffaroni

          FOR     WITHHELD
          / /       / /

/ / ___________________________________
 For all nominees except as noted above

/ / MARK HERE FOR ADDRESS CHANGE AND NOTE
    BELOW

2. To ratify the appointment of Ernst & Young    FOR   AGAINST   ABSTAIN
   LLP as ALZA's independent public auditors     / /    / /        / /
   for fiscal 1996.

- ------------------------------------------------------
THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY
RECOMMENDS A VOTE "AGAINST" PROPOSAL 3:
- -----------------------------------------------------
3. Stockholder proposal        FOR   AGAINST   ABSTAIN
   regarding declassification  / /     / /       / /
   of board of directors.
- -------------------------------------------------------
Please date and sign exactly as name(s) appear(s) hereon.
If shares are held jointly, each holder should sign.
Please give full title and capacity in which signing if not signing as an individual stockholder.


Signature:_______________ Date:________  Signature:_____________ Date:______